Press Release
For More Information, Call:

ELLEN M. DYLLA
INVESTOR RELATIONS	January 12, 2010
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS EXPECTS TO EXCEED
GUIDANCE FOR FOURTH QUARTER 2009

ANGLETON, TX, JANUARY 12, 2010 – Benchmark Electronics, Inc. (NYSE: BHE), a leading contract manufacturing provider, announced today that it expects sales and earnings per share to exceed the high end of guidance for the fourth quarter of 2009. On October 27, 2009, the Company had provided fourth quarter guidance for sales between $520 million to $560 million and diluted earnings per share, excluding restructuring charges, between $0.22 and $0.26.

The Company is currently finalizing its financial closing for the fourth quarter ended December 31, 2009.  Results for the fourth quarter will be announced on February 4, 2010.  A conference call hosted by Benchmark management will be held at 10:00 am (Central time) on February 4, 2010 to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

Forward-Looking Statements
This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Our forward-looking statements may be deemed to include, among other things, our sales and diluted earnings per share (excluding restructuring charges) guidance for the fourth quarter of 2009, as well as other statements, express or implied, concerning: future operating results or the ability to generate sales, income or cash flow; and Benchmark’s business and growth strategies, including expected internal growth and performance goals. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, and customer actions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date of this release, and Benchmark assumes no obligation to update any such forward-looking statements. Persons are advised to consult further disclosures on related subjects in Benchmark’s Form 10-K for the year ended December 31, 2008, in its other filings with the Securities and Exchange Commission and in its press releases.

Additional Information
Benchmark Electronics, Inc. provides electronics manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 24 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

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